Exhibit 99.02
Glu Reports Second Quarter 2011 Financial Results
•	43% quarter over quarter non-GAAP smartphone revenue growth

•	Smartphone revenues > 50% of total for first time in company’s history

•	31.8 million installs during the second quarter of 2011 and 101.9 million installs life to date across iOS and Android devices and social networking websites

•	Acquired two studios — Griptonite of Kirkland, WA and Blammo of Toronto, Canada
SAN FRANCISCO, Calif. — August 2, 2011 — Glu Mobile Inc. (NASDAQ:GLUU), a leading global publisher of social mobile games for smartphone and tablet devices, today announced financial results for its second quarter ended June 30, 2011.
“We are very pleased with the continuing momentum during the second quarter, as non-GAAP smartphone revenues accounted for over half of our total non-GAAP revenue for the first time,” stated Niccolo de Masi, Chief Executive Officer of Glu. “The combination of demand for newly launched and existing titles resulted in Glu reaching over 100 million total cumulative installs to date across smartphone platforms and social networking websites. In addition, we are very excited to have completed the acquisitions of two new studios — Griptonite and Blammo — which will both add significant scale to our product portfolio in 2012. The integration of these acquisitions will approximately double our internal studio capacity as well as add proven, casual, freemium DNA to our team.”
Second Quarter 2011 Financial Highlights:
•	Revenue: Total GAAP revenue was $17.7 million for the second quarter of 2011 compared to $16.0 million in the second quarter of 2010. Total non-GAAP revenue was $17.9 million for the second quarter of 2011 compared to $15.9 million in the second quarter of 2010. Non-GAAP revenue excludes changes in deferred revenue.

•	GAAP Operating Loss: GAAP operating loss was $(1.6) million for the second quarter of 2011 compared to a $(2.5) million loss in the second quarter of 2010.

•	Non-GAAP Operating Income/(Loss): Non-GAAP operating income was $29,000 for the second quarter of 2011 compared to a loss of $(417,000) during the second quarter of 2010. Non-GAAP operating loss excludes changes in deferred revenue and deferred royalty expense, stock-based compensation expense, amortization of intangible assets and restructuring charges.

•	GAAP Loss and EPS: GAAP net loss was $(1.8) million for the second quarter of 2011 compared to a GAAP net loss of $(3.2) million for the second quarter of 2010. GAAP EPS was a loss of $(0.03) per basic share for the second quarter of 2011, based on 54.6 million weighted-average basic shares outstanding, compared to a loss of $(0.10) per basic share for the second quarter of 2010, based on 30.7 million weighted-average basic shares outstanding.

•	Non-GAAP Net Loss and EPS: Non-GAAP net loss was $(0.5) million for the second quarter of 2011 compared to $(0.7) million for the second quarter of 2010. Non-GAAP EPS loss was $(0.01) per basic share for the second quarter of 2011 based on 54.6 million weighted-average basic shares outstanding, compared to a loss of $(0.02) for the second quarter of 2010 based on 30.7 million weighted-average basic shares outstanding.

•	Cash Flows Provided by/(Used in) Operations: Cash flows used in operations were $(0.5) million for the second quarter of 2011 compared to cash flows provided by operations of $0.6 million for the second quarter of 2010.
Selected Second Quarter of 2011 Operating Highlights and Metrics:
•	We launched four new freemium titles.

•	Our total GAAP smartphone revenues of $9.4 million grew 58% quarter over quarter and comprised 53% of total GAAP revenues.

•	Our non-GAAP smartphone revenues of $9.7 million grew 43% from the prior quarter and were 54% of total non-GAAP revenues.

•	Our non-GAAP freemium revenue (micro-transactions, in-game advertising and offers) grew 64% quarter over quarter to $7.7 million.
Recent Developments and Strategic Initiatives:
•	We signed a strategic partnership with TOM Group Limited that will include the development of a smartphone storefront community for the Chinese market

•	We launched a Gun Bros App with Multiplayer co-op mode for iPad, iPhone and iPod touch.

•	We launched Eternity Warriors, Circus City and Space City for iPad, iPhone and iPod touch

•	We launched Bug Village, Big Time Gangsta and Contract Killer on Android
A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”
“Our strong second quarter results highlight the continued successful execution of our social mobile gaming strategy,” stated Eric R. Ludwig, Glu’s Chief Financial Officer. “With the increased scale from the recently announced acquisitions, we are well positioned to accelerate growth in 2012, while at the same time, maintaining our strong balance sheet.”
Business Outlook as of August 2, 2011:
The following forward-looking statements reflect expectations as of August 2, 2011. Results may be materially different and are affected by many factors, such as: consumer demand for mobile entertainment and specifically Glu’s mobile products; consumer demand for mobile handsets, including smartphones and next-generation platforms; development delays on Glu’s products; continued uncertainty in the global economic environment; competition in the industry; storefront featuring and premium deck placement; smartphone storefronts, carriers and other distributors maintaining their networks and provisioning systems to enable consumer purchases;

changes in foreign exchange rates; Glu’s effective tax rate and other factors detailed in this release and in Glu’s SEC filings.
Third Quarter Expectations — Quarter Ending September 30, 2011:
•	Non-GAAP revenue is expected to be between $15 million and $16 million and non-GAAP smartphone revenue is expected to be between $9 million and $9.5 million.

•	Non-GAAP gross margin is expected to be approximately 80%.

•	Non-GAAP operating loss is expected to be between $(6.7) million and $(7.5) million, with non-GAAP operating expenses expected to be approximately $19.5 million.

•	Income tax expense is expected to be approximately $(0.7) million.

•	Non-GAAP net loss is expected to be between $(7.4) million and $(8.2) million, or a net loss of $(0.12) to $(0.14) per basic share, which excludes $(0.7) million for amortization of intangibles in cost of sales and approximately $(0.7) million of anticipated stock-based compensation expense. The above mentioned figures exclude impact of acquisitions and are anticipated to increase after completion of purchase accounting.

•	Weighted average common shares outstanding for the third quarter of 2011 are expected to be approximately 60.2 million basic and 67.2 million diluted.
Quarterly Conference Call
Glu will discuss its quarterly results via teleconference today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Please dial (877) 311-0653, or if outside the U.S., (706) 634-7186, with conference ID # 81660225 to access the conference call at least five minutes prior to the 1:30 p.m. Pacific Time start time. A live webcast and replay of the call as well as supplemental slides will also be available at on the investor relations portion of the company’s website at www.glu.com/investors. An audio replay will be available between 4:30 p.m. Pacific Time, August 2, 2011, and 8:59 p.m. Pacific Time, August 9, 2011, by calling (855) 859-2056, or (404) 537-3406, with conference ID # 81660225.
Use of Non-GAAP Financial Measures
To supplement Glu’s unaudited condensed consolidated financial statements presented in accordance with GAAP, Glu uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Glu’s results of operations as determined in accordance with GAAP. The non-GAAP financial measures used by Glu include historical and estimated non-GAAP revenues, non-GAAP smartphone revenues, non-GAAP freemium revenues, non-GAAP operating income/loss, non-GAAP net loss and non-GAAP basic and diluted net loss per share. These non-GAAP financial measures exclude the following items from Glu’s unaudited consolidated statements of operations:
•	Change in deferred revenues and royalties;

•	Amortization of intangible assets;

•	Stock-based compensation expense;

•	Restructuring charges; and

•	Foreign currency exchange gains and losses primarily related to the revaluation of assets and liabilities.
Glu may consider whether other significant non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.
Glu believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Glu’s performance by excluding certain items that may not be indicative of Glu’s core business, operating results or future outlook. Glu’s management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing Glu’s operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate comparisons of Glu’s performance to prior periods.
Cautions Regarding Forward-Looking Statements
This news release contains forward-looking statements, including those regarding our “Business Outlook” (“Third Quarter Expectations — Quarter Ending September 30, 2011”); our expectation that the Griptonite and Blammo acquisitions will approximately double our studio capacity; and our belief that the increased scale from these acquisitions well position Glu to accelerate growth in 2012, while at the same time, maintaining its strong balance sheet. These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Investors should consider important risk factors, which include: the risks identified under “Business Outlook”; the risk that Glu will be unable to successfully integrate both acquired companies and its employees and achieve expected synergies, the risk that Glu will have difficulty retaining key employees of the acquired companies; the risk that growth of smartphones and advanced networks does not grow as significantly as we anticipate or that we will be unable to capitalize on any such growth; the risk that we do not realize a sufficient return on our investment with respect to our efforts to develop persistent-state, freemium games for smartphones and advanced platforms, the risk that our development expenses for games for smartphones are greater than we anticipate; the risk that our recently and newly launched games are less popular than anticipated; the risk that our newly released games will be of a quality less than desired by reviewers and consumers; the risk that the mobile games market, particularly with respect to social, persistent gaming, is smaller than anticipated; and other risks detailed under the caption “Risk Factors” in our Form 10-Q filed with the Securities and Exchange Commission on May 5, 2011 and our other SEC filings. You can locate these reports through our website at http://www.glu.com/investors. We are under no obligation, and expressly disclaim any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.
About Glu Mobile
Glu Mobile (NASDAQ:GLUU) is a leading global publisher of social mobile games for smartphone and tablet devices. Glu’s unique technology platform enables its titles to be accessible to a broad audience of consumers all over the world — supporting iOS, Android, Palm, Windows Phone 7 devices and beyond. Glu is focused on bringing the best in social, freemium, cross-platform mobile gaming experiences to the mass market. Founded in 2001, Glu is headquartered in San Francisco and has major offices in Brazil, China, Russia and the UK. Glu is focused on creating compelling original IP and also partners with leading entertainment brands including Activision, Atari, Caesar’s and Fox. Consumers can find high-quality, fresh entertainment created exclusively for their mobile devices wherever they see the ‘g’ character logo or at www.glu.com. For live updates, please follow Glu via Twitter at www.twitter.com/glumobile or become a Glu fan at Facebook.com/glumobile.
BIG TIME GANGSTA, BUG VILLAGE, CONTRACT KILLER, CIRCUS CITY, ETERNITY WARRIORS, GUN BROS, SPACE CITY, GLU, GLU MOBILE and the ‘g’ character logo are trademarks of Glu Mobile Inc. Other trademarks used in this press release are the properties of their respective owners.
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In the financial tables below, Glu has provided a reconciliation of the most comparable GAAP financial measure to each of the historical non-GAAP financial measures used in this press release.

Glu Mobile Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$26,400	$12,863
Accounts receivable, net	12,365	10,660
Prepaid royalties	734	2,468
Prepaid expenses and other current assets	2,450	2,557

Total current assets	41,949	28,548

Property and equipment, net	2,812	2,134
Other long-term assets	542	574
Intangible assets, net	7,374	8,794
Goodwill	4,875	4,766

Total assets	$57,552	$44,816

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$7,117	$5,666
Accrued liabilities	926	939
Accrued compensation	4,053	4,414
Accrued royalties	4,871	7,234
Accrued restructuring	1,291	1,689
Deferred revenues	1,811	842
Current portion of long-term debt	—	2,288

Total current liabilities	20,069	23,072
Other long-term liabilities	7,591	7,859

Total liabilities	27,660	30,931

Common stock	6	4
Additional paid-in capital	224,727	203,464
Accumulated other comprehensive income	825	1,159
Accumulated deficit	(195,666)	(190,742)

Stockholders’ equity	29,892	13,885

Total liabilities and stockholders’ equity	$57,552	$44,816

Glu Mobile Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Revenues	$17,680	$15,952	$34,106	$33,241

Cost of revenues:
Royalties and impairment of prepaid royalties and guarantees	3,121	4,943	6,961	9,634
Amortization of intangible assets	703	1,006	1,520	2,234

Total cost of revenues	3,824	5,949	8,481	11,868

Gross profit	13,856	10,003	25,625	21,373

Operating expenses:
Research and development	8,439	6,229	15,605	12,890
Sales and marketing	3,344	2,437	7,101	5,408
General and administrative	3,506	3,052	6,440	6,865
Amortization of intangible assets	—	52	—	107
Restructuring charge	147	693	637	1,287

Total operating expenses	15,436	12,463	29,783	26,557

Loss from operations	(1,580)	(2,460)	(4,158)	(5,184)

Interest and other income/(expense), net:
Interest income	7	6	29	13
Interest expense	(32)	(137)	(72)	(441)
Other income/(expense), net	354	(429)	552	(763)

Interest and other income/(expense), net	329	(560)	509	(1,191)

Loss before income taxes	(1,251)	(3,020)	(3,649)	(6,375)
Income tax provision	(501)	(198)	(1,275)	(499)

Net loss	$(1,752)	$(3,218)	$(4,924)	$(6,874)

Net loss per share — basic and diluted	$(0.03)	$(0.10)	$(0.09)	$(0.22)

Weighted average common shares outstanding — basic and diluted	54,587	30,676	53,318	30,567

Stock-based compensation expense included in:
Research and development	$131	$116	$231	$280
Sales and marketing	94	40	160	113
General and administrative	280	193	511	480

Total stock-based compensation expense	$505	$349	$902	$873

Glu Mobile Inc.
GAAP to Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,
	2010	2010	2010	2010	2011	2011
GAAP revenues
Featurephone	$15,106	$13,707	$13,090	$12,572	$10,478	$8,253
Smartphone	2,183	2,245	2,378	3,064	5,948	9,427

Total GAAP revenues	17,289	15,952	15,468	15,636	16,426	17,680

Change in deferred revenues
Featurephone	319	(61)	(214)	(467)	(63)	(6)
Smartphone	(64)	(17)	95	337	798	240

Total change in deferred revenues	255	(78)	(119)	(130)	735	234

Non-GAAP Revenues
Featurephone	15,425	13,646	12,876	12,105	10,415	8,247
Smartphone	2,119	2,228	2,473	3,401	6,746	9,667

Total non-GAAP Revenues	17,544	15,874	15,349	15,506	17,161	17,914

GAAP gross profit	11,370	10,003	10,525	10,915	11,769	13,856
Change in deferred revenues	255	(78)	(119)	(130)	735	234
Amortization of intangible assets	1,228	1,006	1,009	983	817	703
Change in deferred royalty expense	(100)	21	71	172	33	20

Non-GAAP gross profit	12,753	10,952	11,486	11,940	13,354	14,813

GAAP operating expense	14,094	12,463	11,710	15,995	14,347	15,436
Stock-based Compensation	(524)	(349)	(355)	(340)	(397)	(505)
Amortization of intangible assets	(55)	(52)	(53)	(45)	—	—
Restructuring charge	(594)	(693)	—	(2,342)	(490)	(147)

Non-GAAP operating expense	12,921	11,369	11,302	13,268	13,460	14,784

GAAP operating loss	(2,724)	(2,460)	(1,185)	(5,080)	(2,578)	(1,580)
Change in deferred revenues	255	(78)	(119)	(130)	735	234
Non-GAAP cost of revenues adjustment	1,128	1,027	1,080	1,155	850	723
Stock-based Compensation	524	349	355	340	397	505
Amortization of intangible assets	55	52	53	45	—	—
Restructuring charge	594	693	—	2,342	490	147

Non-GAAP operating income/(loss)	(168)	(417)	184	(1,328)	(106)	29

GAAP net loss	(3,656)	(3,218)	(1,603)	(4,946)	(3,172)	(1,752)
Change in deferred revenues	255	(78)	(119)	(130)	735	234
Non-GAAP cost of revenues adjustment	1,128	1,027	1,080	1,155	850	723
Non-GAAP operating expense adjustment	1,173	1,094	408	2,727	887	652
Foreign currency exchange loss/(gain)	332	429	(177)	115	(198)	(363)

Non-GAAP net loss	$(768)	$(746)	$(411)	$(1,079)	$(898)	$(506)

Reconciliation of net loss and net loss per share:
GAAP net loss per share — basic and diluted	$(0.12)	$(0.10)	$(0.04)	$(0.11)	$(0.06)	$(0.03)
Non-GAAP net loss per share — basic and diluted	$(0.03)	$(0.02)	$(0.01)	$(0.02)	$(0.02)	$(0.01)
Shares used in computing basic and diluted net loss per share	30,458	30,676	36,042	44,579	52,048	54,587

Non-GAAP operating expense break-out:
GAAP research and development	$6,661	$6,229	$5,858	$6,432	$7,166	$8,439
Stock-based Compensation	(164)	(116)	(104)	(96)	(100)	(131)

Non-GAAP research and development	6,497	6,113	5,754	6,336	7,066	8,308

GAAP sales and marketing	2,971	2,437	2,692	4,040	3,757	3,344
Stock-based Compensation	(73)	(40)	(50)	(54)	(66)	(94)

Non-GAAP sales and marketing	2,898	2,397	2,642	3,986	3,691	3,250

GAAP general & administrative	3,813	3,052	3,107	3,136	2,934	3,506
Stock-based Compensation	(287)	(193)	(201)	(190)	(231)	(280)

Non-GAAP general and administrative	$3,526	$2,859	$2,906	$2,946	$2,703	$3,226

In addition to the reasons stated above, which are generally applicable to each of the items Glu excludes from its non-GAAP financial measures, Glu believes it is appropriate to exclude certain items for the following reasons:
Change in Deferred Revenue and Royalties. At the date we sell certain premium games and micro-transactions, Glu has an obligation to provide additional services and incremental unspecified digital content in the future without an additional fee. In these cases, we account for the sale of the software product as a multiple element arrangement and recognize the revenue and any associated royalty expense on a straight-line basis over the estimated life of the user. Internally, Glu’s management excludes the impact of the changes in deferred revenue and royalties related to its premium and freemium games in its non-GAAP financial measures when evaluating the company’s operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team. Glu believes that excluding the impact of the changes in deferred revenue and royalties from its operating results is important to facilitate comparisons to prior periods during which Glu did not delay the recognition of significant amounts of revenue related to its games and to understand Glu’s operations.
Amortization of Intangible Assets. When analyzing the operating performance of an acquired entity, Glu’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any allocations made for accounting purposes. Because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets (including acquired in-process technology and goodwill), when analyzing the operating performance of an acquisition in subsequent periods, Glu’s management excludes the GAAP impact of acquired intangible assets to its financial results. Glu believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.
In addition, in accordance with GAAP, Glu generally recognizes expenses for internally-developed intangible assets as they are incurred until technological feasibility is reached, notwithstanding the potential future benefit such assets may provide. Unlike internally-developed intangible assets, however, and also in accordance with GAAP, Glu generally capitalizes the cost of acquired intangible assets and recognizes that cost as an expense over the useful lives of the assets acquired (other than goodwill, which is not amortized, and acquired in-process technology, which is expensed immediately, as required under GAAP). As a result of their GAAP treatment, there is an inherent lack of comparability between the financial performance of internally-developed intangible assets and acquired intangible assets. Accordingly, Glu believes it is useful to provide, as a supplement to its GAAP operating results, a non-GAAP financial measure that excludes the amortization of acquired intangibles.
Stock-Based Compensation Expense. Glu adopted ASC 718, “Compensation — Stock Compensation” beginning in its fiscal year ended December 31, 2006. When evaluating the performance of its consolidated results, Glu does not consider stock-based compensation charges. Likewise, Glu’s management team excludes stock-based compensation expense from its short and long-term operating plans. In contrast, Glu’s management team is held accountable for cash-based compensation and such amounts are included in its operating plans. Further, when considering the impact of equity award grants, Glu places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants.
Glu believes it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of its business. In addition, given Glu’s adoption of ASC 718 beginning with its fiscal year ended December 31, 2006, Glu believes that a non-GAAP financial measure that excludes stock-based compensation will facilitate the comparison of its year-over-year results.
Restructuring Charges. Glu undertook restructuring activities in the first and second quarters of 2011 and recorded (1) a non-cash restructuring charge due to vacating a portion of its offices in Russia and (2) cash restructuring charges due to the termination of certain employees in its Brazil, China, Europe and Russia offices. In the first, second and fourth quarters of 2010, Glu recorded restructuring charges related to the termination of certain employees in its China, United States and European offices. Glu recorded the severance costs as an operating expense when it communicated the benefit arrangement to the employee and no significant future services, other than a minimum retention period, were required of the employee to earn the termination benefits. Additionally, in the fourth quarter of 2010, Glu recorded facility-related restructuring charges resulting from the relocation of its corporate headquarters to San Francisco. Glu believes that these restructuring charges do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.
Foreign currency exchange gains and losses. Foreign currency exchange gains and losses represent the net gain or loss that Glu has recorded for the impact of currency exchange rate movements on cash and other assets and liabilities denominated in foreign currencies related to the revaluation of assets and liabilities. Accordingly, foreign currency exchange gains and losses are generally unpredictable and can cause Glu’s reported results to vary significantly. Due to the unusual magnitude of these gains and losses, and the fact that Glu has not engaged in hedging or taken other actions to reduce the likelihood of incurring a sizeable net gain or loss in future periods, Glu began, with the quarter ended December 31, 2008, to present non-GAAP net loss and net loss per share excluding foreign exchange gains and losses for comparability purposes. Glu believes that these gains and losses do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these items, enabling investors to compare Glu’s core operating results in different periods without this variability. Foreign exchange gains/(losses) recognized during 2010 and 2011 were as follows (in thousands):

March 31, 2010	$(332)
June 30, 2010	(429)
September 30, 2010	177
December 31, 2010	(115)

FY 2010	$(699)

March 31, 2011	$198
June 30, 2011	363

FY 2011	$561
Investor Relations:
ICR
Seth Potter, 646-277-1230
ir@glu.com